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MONDAY APRIL 27, 10:11 AM EASTERN TIME

COMPANY PRESS RELEASE

PHYCOR ANNOUNCES CHANGE IN AMORTIZATION OF INTANGIBLE ASSETS

NASHVILLE, Tenn.--(BUSINESS WIRE)--April 27, 1998--PhyCor, Inc. (Nasdaq/NM:PHYC
- news) today announced that it is changing, effective April 1, 1998, its policies regarding amortization of its intangible assets in order to recognize the impact of various events and trends relating to the physician practice management segment of the health care industry.

The Company is adopting a maximum of 25 years as the useful life for amortization of its intangible assets, which are primarily comprised of costs of service agreements. These costs have historically been charged to expense through amortization using the straight line method over the periods during which the agreements are effective, generally from 30 to 40 years.

Joseph C. Hutts, president and chief executive officer of PhyCor, said, "This action does not reflect in any way a change in our estimate of the value and expected duration of our relationships with physicians in groups and IPAs. In fact, this is an accounting event that will result in a more conservative and accelerated recognition of costs associated with forming these relationships."

John K. Crawford, executive vice president and chief financial officer of PhyCor, said, "This action is being taken at this time in order to address issues and concerns that have been raised in recent months within our industry and relates more to overall industry factors as opposed to issues that are unique to PhyCor. We have been contemplating a potential change to a shorter term of amortization and, until last Friday, had expected to prospectively effect a change relating to assets which we expect to acquire in 1998 and subsequent years. However, taking into account all the current facts and circumstances, we are obliged to apply the shorter term retrospectively to all of the Company's intangible assets, including those acquired in prior years.

"This change represents a change in accounting estimate and, accordingly, does not require the Company to restate reported results for prior years. We expect this estimate change to increase amortization expense relating to existing intangible assets at March 31, 1998, by an estimated $3.3 million in each of the three remaining quarters of 1998. Assuming a tax rate of 37% and projected diluted shares outstanding, this would result in a reduction in diluted earnings per share of approximately $0.08 in 1998. It is important to point out that this represents a reduction in 'accounting earnings' and that this change does not impact PhyCor's cash flows or negatively impact the Company's operations."

"If we had applied these shorter amortization periods as of January 1, 1997, amortization expense would
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have increased by approximately $2.8 million in the first quarter of 1997 and
$11.2 million for the full year. Applying the historical tax rate of the Company, diluted earnings per share would have been reduced by $0.03 in the first quarter of 1997 and $0.10 for the full year of 1997. On the same basis, for the first quarter of 1998, amortization expense would have increased by $3.3 million resulting in a decrease in recently announced diluted earnings per share of $0.03 before the impact of nonrecurring charges."

Mr. Hutts, concluded, "Although we regret any reduction in our earnings, even a non-cash event, we are very well positioned to accept this change and continue our rapid growth. We have continued to evolve our affiliation model, mainly focusing on improving our long-term relationships with physicians and continuing to align our mutual incentives. We expect these model innovations to yield numerous benefits to the Company including, potentially, a reduction in intangible assets associated with an affiliation with physicians. We are exploring alternative approaches to provide for the capital needs of physician organizations, and, if we are successful, this change in amortization periods will have a diminished impact on the Company in the future."

In December 1997, PhyCor announced that it had signed separate agreements to purchase Atlanta-based First Physician Care, Inc., a provider of practice management services to approximately 200 physicians, and Seattle-based CareWise, Inc., a nationally recognized leader in the consumer decision-support industry. Both transactions, to be accounted for as poolings-of-interest, are expected to be completed in the second quarter of 1998.

PhyCor, Inc., headquartered in Nashville, Tennessee, is a physician practice management company that operates multi-specialty clinics and manages independent practice associations (IPAs). The Company operates 55 clinics with approximately 3,800 physicians in 28 states and manages IPAs with over 21,500 physicians in 34 markets.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risk and uncertainty that actual results may differ materially from those projected in these forward-looking statements. A discussion of important factors and assumptions regarding these statements and risks involved is contained in PhyCor's recent fillings with the Securities and Exchange Commission.

For additional information about the Company, visit PhyCor's web site: http://www.phycor.com

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Contact:

PhyCor Inc., Nashville
Joseph C. Hutts or John K. Crawford, 615/665-9066 http://www.phycor.com